Consent of Independent Registered Public Accounting Firm

Maiden Holding, Ltd.
Hamilton, Bermuda

We hereby consent to the incorporation by reference in the Registration Statement on Form S-1 (Registration No. 333-146137) of Maiden Holdings, Ltd. of our reports dated March 30, 2009, relating to the consolidated financial statements of Maiden Holdings, Ltd., which appears in this Form 10-K.

/s/ BDO Seidman, LLP

New York, New York
March 30, 2009